Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-286336

CALAMOS AKSIA HEDGED STRATEGIES FUND

(the “Fund”)

Supplement dated March 30, 2026

to the Fund’s Prospectus and Statement of Additional Information dated September 30, 2025

This supplement updates certain information contained in the Fund’s prospectus and statement of additional information and should be attached to the prospectus and statement of additional information, as applicable, and retained for future reference.

Capitalized terms not defined herein have the same meaning as in the Fund’s prospectus and statement of additional information, as applicable.

Effective March 30, 2026 (the “Effective Date”), U.S. Bank Global Fund Services (“US Bank”) will replace State Street Bank and Trust Company (“State Street”) as the transfer agent for the Fund. In connection with this change, as of the Effective Date, the Fund’s prospectus and statement of additional information (“SAI”) are amended as follows:

Prospectus

References to the telephone number in the fourth sentence in the last paragraph under “Interval Fund” on the cover page of the prospectus, the last sentence of the first paragraph under “THE FUND” and the sole sentence under “INQUIRIES” are each hereby replaced with “1.866.363.9219.”

The fifth sentence in the last paragraph under “Interval Fund” on the cover page of the prospectus is hereby deleted and replaced in its entirety with the following:

Investors may request the Fund’s Statement of Additional Information, annual and semi-annual reports and other information about the Fund or make Shareholder inquiries by calling 1.866.363.9219 or by visiting www.calamos.com or www.acprivatemarkets.com.

References to State Street as the transfer agent or dividend paying agent throughout the prospectus, including under the “SUMMARY OF TERMS – Dividend Reinvestment Plan,” “MANAGEMENT OF THE FUND – Custodian and Transfer Agent,” and “PURCHASING SHARES – By Mail – Initial Investment” sections of the prospectus, are hereby globally replaced with references to US Bank.

References to the telephone number in the second sentence of the sole paragraph under “SHARE REPURCHASE PROGRAM – Repurchase Price,” as well as the sixth sentence of the second paragraph and the last sentence of the third paragraph under “PURCHASING SHARES — By Mail — Initial Investment,” are each hereby replaced with “1.800.435.6152.” The third sentence of the third paragraph under “SUMMARY OF TERMS – Valuations” and the third sentence of the last paragraph under “DETERMINATION OF NET ASSET VALUE” are each deleted and replaced in their entirety with the following:

For information on the Fund's daily NAV, please call the Fund toll-free at 1.800.435.6152.

The sole paragraph under “MANAGEMENT OF THE FUND – Fund Accounting and Administrative Services” is hereby replaced in its entirety with the following:

The Fund has retained State Street Bank and Trust Company (the “Administrator”) to provide it with certain administrative and accounting services. The Administrator provides such services to the Fund pursuant to an administration agreement between the Fund and the Administrator (the “Administration Agreement”). In consideration for these services, the Administrator is paid a monthly fee calculated based on the average net asset value of each fund within the fund complex, subject to certain minimums and reimbursement to the Administrator for out-of-pocket expenses (the “Administration Fee”). The Administration Fee is paid to the Administrator out of the assets of the Fund and therefore decreases the net profits or increases the net losses of the Fund. The Administration Fee and the other terms of the Administration Agreement may change from time to time as may be agreed to by the Fund and the Administrator.

The second paragraph under “MANAGEMENT OF THE FUND – Custodian and Transfer Agent” is hereby deleted and replaced in their entirety with the following:

U.S. Bank Global Fund Services, which has its principal office at U.S. Bank Global Fund Services, c/o Calamos Aksia, 615 E. Michigan Street, 3rd Floor, Milwaukee, WI 53202, serves as the Fund's transfer agent and dividend paying agent.

References to the State Street mailing address and State Street wiring instructions under “PURCHASING SHARES— By Mail — Initial Investment” are hereby deleted and replaced with the contact information for US Bank as set forth below:

Mailing Address for Account Applications:

U.S. Bank Global Fund Services, c/o Calamos Aksia

615 E. Michigan Street, 3rd Floor

Milwaukee, WI 53202

Wiring Instructions:

SWIFT Code	USBKUS44IMT
ABA Routing Number	091000022
Account Number	167504958247
Account Name	U.S. BANCORP FUND SERVICES, LLC FBO CALAMOS AKSIA HEDGED STRATEGIES FUND
FFC	INVESTOR NAME – FUND ID – ACCOUNT NUMBER

The following sentence is hereby added immediately prior to the last sentence of the first paragraph under “DISTRIBUTIONS – Dividend Reinvestment Plan”:

Any written request received later than such time may be processed by the Transfer Agent but is not guaranteed.

The last paragraph under “DISTRIBUTIONS – Dividend Reinvestment Plan” is hereby deleted and replaced in its entirety with the following:

All correspondence concerning the DRP should be directed to the Transfer Agent at 1.800.435.6152.

Statement of Additional Information

The fourth sentence of the second paragraph on the cover page of the SAI is hereby deleted and replaced in its entirety with the following:

A copy of the Prospectus (as well as the Fund’s Annual and Semi-Annual Report once completed) and any or all information that has been incorporated by reference into the prospectus or Statement of Additional Information but not delivered with the prospectus or Statement of Additional Information, will be provided upon request and without charge by writing to the Fund at Calamos Aksia Hedged Strategies Fund c/o 2020 Calamos Court, Naperville, Illinois 60563, Client Services, 4th Floor or by calling toll-free1.866.363.9219 or by accessing the Fund's website at www.calamos.com or www.acprivatemarkets.com.

The reference to the telephone number under “PROXY VOTING POLICY AND PROXY VOTING RECORD” is hereby replaced with “1.866.363.9219.”

Additionally, effective immediately, the second paragraph under “Securities Offered” on the cover page of the prospectus is deleted its entirety and replaced with the following:

The Advisor and the Fund rely on exemptive relief to, among other things, (i) designate multiple classes of Shares; (ii) impose on certain of the classes an early withdrawal charge and schedule waivers of such; (iii) impose class specific annual asset-based distribution fees on the assets of the various classes of Shares to be used to pay for expenses incurred in fostering the dividend of the Shares of the particular class; and (iv) to participate in certain privately negotiated co-investment transactions alongside certain other funds that are advised by the Advisor, the Sub-Advisor or their respective affiliates, subject to the terms and conditions of the exemptive relief.

The second sentence of the sole paragraph under the “INVESTMENT OBJECTIVE, OPPORTUNITIES AND STRATEGIES – Co-Investment Exemptive Relief” section of the prospectus is deleted in its entirety and replaced with the following:

The exemptive relief permits the Fund to participate in certain privately negotiated co-investment transactions alongside certain other funds that are advised by the Advisor, the Sub-Advisor or their respective affiliates, subject to the terms and conditions of the exemptive relief.

There are no other changes to the prospectus or statement of additional information.

Please keep this Supplement for future reference.